PRESS RELEASE
CONTACT: Liz Shows
Odyssey Marine Exploration, Inc.
(813) 876-1776 x 2335
lshows@shipwreck.net

Odyssey Announces First Load of Silver Cargo from Three Miles Deep

** SS Gairsoppa Operation Results in Deepest, Largest Precious Metal Recovery **

Tampa, FL – July 18, 2012 – Odyssey Marine Exploration (NasdaqCM: OMEX), pioneers in the field of deep-ocean exploration, today announced it has successfully recovered approximately 48 tons of silver bullion from a depth of approximately three miles. This initial recovery of bullion from the SS Gairsoppa, a 412-foot steel-hulled British cargo ship that sank in February 1941, totals 1,203 silver bars or approximately 1.4 million troy ounces of silver and has been transported to a secure facility in the United Kingdom. After unloading the cargo, taking on fuel and changing personnel, recovery operations will continue and are expected to be completed in the third quarter of 2012. This record-breaking operation has so far produced the heaviest and deepest recovery of precious metals from a shipwreck.

Odyssey is conducting the Gairsoppa project under contract with the UK Department for Transport. Under the terms of the agreement, which follows standard commercial practices, Odyssey bears the risk of search and recovery and retains 80% of the net salved value of the Gairsoppa silver cargo after recovering its expenses. The contract was awarded to Odyssey following a competitive tender process.

The amount of silver bars recovered so far represents approximately 43% of the insured silver bars, or approximately 20% of the total silver cargo which research has indicated may be on board. In addition, an estimated 600,000 oz. of insured silver is expected to be found on the SS Mantola, a second modern shipwreck recovery project being conducted in conjunction with the Gairsoppa project. Upcoming operational plans include continued recovery of silver on the Gairsoppa from the cargo area that is in the process of being cleared and then the inspection of other cargo holds if the current area does not hold the rest of the expected bullion. Serial numbers and other markings from the silver bars recovered to date all match the contemporary insured silver cargo documentation therefore it is anticipated that the entire insured amount is aboard. However, it is unknown at this point whether there is additional uninsured silver on the site.

The Gairsoppa was a merchant ship torpedoed by a German U-boat during World War II. During the War, the UK Government insured privately owned cargo under their War Risk Insurance program. After making an insurance payment of approximately £325,000 (1941 value) to the owners of the silver cargo lost aboard the Gairsoppa, the UK Government became the owners of the insured cargo. As some sources, including “Lloyd’s War Losses” indicate a total silver cargo worth £600,000 (1941 value) lost aboard the Gairsoppa, there may have been additional government-owned silver cargo aboard that would have been self-insured.

“With the shipwreck lying approximately three miles below the surface of the North Atlantic, this was a complex operation,” commented Greg Stemm, Odyssey Chief Executive Officer. “Our capacity to conduct precision cuts and successfully complete the surgical removal of bullion from secure areas on the ship demonstrates our capabilities to undertake complicated tasks in the very deep ocean. This technology will be applicable to other modern shipwreck projects currently being scheduled as well as our deep ocean mineral exploration activities. Our success on the Gairsoppa marks the beginning of a new paradigm for Odyssey in which we expect modern shipwreck projects will complement our archaeological shipwreck excavations.”

“The progress on this project is a testament to our world-class team. Our research department developed extensive information about the vessel’s sinking and layout of the ship, and our marine operations team was able to locate both the Gairsoppa and the Mantola shipwreck sites relatively quickly last summer. We assembled the suite of equipment necessary for a successful recovery and conducted reconnaissance dives to plan efficient operations.” said Mark Gordon, Odyssey President and Chief Operating Officer. “This demonstrates the viability of the business model we have developed to identify and recover the historic knowledge and economic value of otherwise lost government assets.”

Odyssey commenced recovery operations utilizing the chartered 291-foot Seabed Worker in late May after completing a series of reconnaissance dives earlier in the year. Odyssey has contracted JBR Recovery Limited, one of Europe’s leading silver recovery and precious metal processing specialists, to support the logistics, refining and monetization of the silver cargo recovered.

The public will have the opportunity to share in the excitement of the recovery operations when television specials produced by JWM Productions premiere on Discovery Channel in the United States and Channel 5 in the United Kingdom.

Information about the Gairsoppa project, including pictures of the operation, can be found on Odyssey’s website: http://shipwreck.net/ssgairsoppa.php. Those interested in staying up to date on the latest news about Odyssey are encouraged to sign up for free email alerts: http://www.shipwreck.net/register.php.

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology. The Company is a world leader in shipwreck exploration, conducting extensive search and archaeological recovery operations on deep-ocean shipwrecks around the world. Odyssey also has a minority ownership stake in Neptune Minerals, a company focused on discovering and commercializing high-value mineral deposits from the ocean floor and in Chatham Rock Phosphate, Ltd, a company focused on discovering and commercializing seabed deposits of rock phosphate and other minerals. Odyssey also provides contracting services, including proprietary deep-ocean expertise and equipment, to governments and companies around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to the general public, students, and collectors through its webstore, exhibits, books, television, merchandise, educational programs and virtual museum located at www.OdysseysVirtualMuseum.com. The company also maintains a Facebook page at http://www.facebook.com/OdysseyMarine and a Twitter feed @OdysseyMarine.

Following previous successful engagements in New Orleans, Tampa, Detroit, Oklahoma City, Charlotte, Baltimore, Sarasota, and San Antonio, Odyssey’s SHIPWRECK! exhibit is currently on display at the Mid-America Science Museum until September 4, 2012.

For details on Odyssey’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission.

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